UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 20, 2019

Simlatus Corp.
(Exact name of Company as specified in its charter)

Nevada	000-53276	20-2675800
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)

175 Joerschke Dr., Suite A Grass Valley, CA 95945
(Address of principal executive offices)

Phone: (530) 205-3437
(Company’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Information

Retirement and Settlement of Convertible Debt

The company has settled and retired various notes in order to prevent dilution and converting of certain common shares as follows:

On June 3, 2019, the Board of Directors repurchased and returned to treasury 18,159 Preferred Series A Shares in the name of Optempus Investments, LLC. The company authorized and paid the payment of $32,500 to Optempus Investments, LLC for the repurchase of 18,159 Preferred Series A at $1.79 per share. This transaction is pursuant with the Asset Purchase Agreement of Proscere Bioscience and the IP of the Cold-Water CBD/HEMP Extraction Systems. The Series A Stock is convertible to common stock at market price the day of conversion.

On June 13, 2019 , the company entered into a Securities Exchange Agreement with Emunah Funding, LLC. Both Parties agreed to exchange the Warrants pursuant under the terms of a Securities Exchange Agreement, in its entirety. The Agreement was entered into on June 13, 2019, by and among Simlatus Corp. and Fourth Man Fund, LLC with respect to the Securities Exchange Agreement entered into warrants dated July 3. 2018, July 17, 2018, October 3, 2018, August 22, 2018 representing 89,540,000 shares of common stock were exchanged for 10,167 shares of Preferred Series C stock. Preferred Series C stock has a value of $10.00 per share.

On June 13, 2019 , the company entered into a Securities Exchange Agreement with Fourth Man Fund, LLC. Both Parties agreed to exchange the Warrants pursuant under the terms of a Securities Exchange Agreement, in its entirety. The Agreement was entered into on June 13, 2019, by and among Simlatus Corp. and Emunah Funding, LLC with respect to the Securities Exchange Agreement entered into warrants dated October 20, 2017, November 6, 2017, November 30, 2017, January 11, 2018, May 15, 2018, October 31, 2018 representing 129,952,129 shares of common stock were exchanged for 35,583 shares of Perferred Series C stock. Preferred Series C stock has a value of $10.00 per share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 20, 2019

Simlatus Corporation

By: /s/ Richard Hylen

Richard Hylen, Chairman and CEO